EXHIBIT 99.1

Trxade Group, Inc. Reports Record Third Quarter Financial Results

Company Expects Accelerated Growth in Coming Quarters

Third Quarter Highlights:

  Revenues in the quarter increased four-fold from the year ago period, a new record
  At September 30th 2015, over 4,500 Independent Pharmacies have been validated on the S2P (Supplier to Pharmacy) platform
  At September 30th 2015, over 1,250 Pharmacies are trading on P2P (Pharmacy to Pharmacy) platform
  Company on-track towards achieving profitability

TAMPA, Fla., Nov. 2, 2015 (GLOBE NEWSWIRE) -- Trxade Group, Inc., (OTCQB:TRXD), a web-based market platform with 4,500 registered independent pharmacy customers that enables its customers to quickly source and purchase pharmaceuticals, accessories and services from a wide range of manufacturers and drug distributors today reported record financial results for the its third quarter ending September 30, 2015.

Record Third Quarter Financial Results

Revenues for the three months ended September 30, 2015 were a record $1,637,875, compared to $372,690 for the same period in 2014, an increase of 339%. The increase in revenues for 2015 was primarily due to increased fee income from the Company's web-based platform and pharmaceutical sales.

Cost of sales in the quarter rose to $700,637 compared to $77,153 for the comparable period in 2014. This increase was primarily attributable to an increase in revenue from pharmaceutical sales, which has higher cost of sales than the Company's other revenue sources.

Gross profit from the three-month period ended September 30th 2015 and 2014 was $937,238 compared to $295,537 respectfully.

The net operating loss for the three-month period ended September 30, 2015 and 2014 was $(123,762) and $(351,883), respectively.

The Company's third quarter results reflect a solid 15% growth over second quarter transactional revenue for its supplier-to-pharmacy trade (S2P). The Company's Network continues to expand rapidly, adding 675 new pharmacies during the third quarter, up 9% sequentially over the second quarter.

Company CEO Sees Accelerated Growth in Coming Quarters

"We are pleased with the significant progress we achieved during the third quarter of 2015. Launching new products like Trxade Prime and crossing 4,500 registered pharmacies on our platform was a major milestone for our company. We are encouraged by the early feedback received from these independent pharmacies on Trxade Prime on its use. These services are producing significant cost savings for our network and will continue to be one of the driving forces for the adoption of our services as our network continues to expand," said Suren Ajjarapu, Chairman and Chief Executive Officer of Trxade Group.

Mr. Ajjarapu continued, "We enter the fourth quarter of 2015 well positioned across our products from a marketing, online experience and private label distribution standpoint. We expect the impressive growth rate of our Network to continue, which will be the key to the success of our business strategy moving forward. Further, we have managed to accomplish this with only a modest outlay of capital and believe our current balance sheet strength will provide us with the necessary financial flexibility to support our future growth. We remain focused on our execution and expect accelerating growth and a clear path towards profitability in the coming quarters," concluded Mr. Ajjarapu.

About Trxade Group, Inc.

Headquartered in Tampa, Florida, Trxade Group, Inc. (OTCQB:TRXD) is a web based market platform that enables trade among healthcare buyers and sellers of pharmaceuticals, accessories and services. Founded in 2010, Trxade Group currently operates the trading platform with 4,500 registered members. Trxade Group also distribute directly private label pharmaceuticals thru their 100% subsidiary Westminster Pharmaceuticals to these registered members. For additional information please visit us at http://www.trxadegroup.com.

Forward-Looking Statements

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. Except as may be required by applicable law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The company undertakes no duty to update forward-looking statements.

(Financial Tables to Follow)

Trxade Group, Inc.
Consolidated Statements of Operations
Three Months and Nine Months Ended September 30, 2015 and 2014
(unaudited)

	Three Months Ended		Nine Months Ended
	2015	2014	2015	2014

Revenues	$ 1,637,875	$ 372,690	$ 3,501,203	$ 904,603

Cost of Sales	700,637	77,153	1,313,104	275,129
Gross Profit	937,238	295,537	2,188,099	629,474

Operating Expenses
General and Administrative	1,013,801	645,363	2,733,761	1,623,847

Operating Loss	(76,563)	(349,826)	(545,662)	(994,373)

Loss on Debt Conversion	--	--	--	576,417
Interest Expense	47,199	2,057	76,076	4,109
Net Loss	$ (123,762)	$ (351,883)	$ (621,738)	$ (1,574,899)

Basic loss per Common Share	$ (0.00)	$ (0.01)	$ (0.02)	$ (0.05)

Diluted loss per Common Share	$ (0.00)	$ (0.01)	$ (0.02)	$ (0.05)

Basic weighted average number of
Common Shares outstanding	31,269,160	29,595,609	31,269,160	29,385,234

Diluted weighted average number of
Common Shares outstanding	31,269,160	29,595,609	31,269,160	29,385,234

Trxade Group, Inc.
Consolidated Balance Sheets
September 30, 2015 and December 31, 2014
(unaudited)
	September 30,	December 31,
	2015	2014
Assets
Current Assets
Cash	$ 324,622	$ 705,602
Accounts Receivable, net	443,598	349,025
Inventory	358,036	46,429
Prepaid Assets	202,068	57,676
Other Assets	24,210	59,584
Total Current Assets	1,352,534	1,218,316

Property and Equipment (net)	--	3,802

Total Assets	$ 1,352,534	$ 1,222,118

Liabilities and Shareholders' Equity (Deficit)

Current Liabilities
Accounts Payable	$ 332,084	$ 291,059
Accrued Liabilities	273,893	175,786
Other Liabilities	5,044	64,264
Promissory Note, net of $26,250 and $0 discount	223,750	--
Convertible Note, net of $62,470 and $0 discount	137,530	--
Deferred Income	--	22,568
Total Current Liabilities	972,301	553,677

Shareholders' Equity
Preferred Stock, $0.00001 par value; 100,000,000 shares authorized; 0 shares issued and outstanding, as of September 30, 2015 and December 31, 2014, respectively	--	--

Common Stock, $0.00001 par value; 100,000,000 shares authorized; 31,269,160 and 31,269,160 shares issued and outstanding, as of September 30, 2015 and December 31, 2014, respectively	312	312

Additional Paid-in Capital	5,533,447	5,199,917
Retained Earnings (Deficit)	(5,153,526)	(4,531,788)
Total Shareholders' Equity	380,233	668,441

Total Liabilities and Shareholders' Equity	$ 1,352,534	$ 1,222,118
CONTACT: Investor Relations Contact:
         Max Pashman
         818-280-6800
         mpashman@irpartnersinc.com